Exhibit 10.22

NUVEEN INVESTMENTS 2009 MUTUAL FUND INVESTMENT PLAN

Nuveen Investments, Inc. (the “Company”) hereby establishes the Nuveen Investments 2009 Mutual Fund Investment Plan for the benefit of eligible Participants (as hereinafter defined) for the purposes hereinafter set forth.

ARTICLE I

DEFINITIONS

Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

“Affiliate” means any corporation, including a Nuveen Subsidiary, that is a parent or subsidiary corporation (as Code Sections 424(e) and (f) define those terms) with respect to the Company.

“Award” shall mean an award of Restricted Units.

“Award Agreement” means an agreement entered into between the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant.

“Award Date” shall mean, with respect to any Award, the date of the grant or award as specified in the Award Agreement.

“Beneficiary” shall mean (i) in the event of the Disability or incompetence of a Participant, the person or persons who shall have acquired on behalf of such Participant by legal proceeding or otherwise the right to receive the benefits specified under this Plan, or (ii) in the event of a Participant’s death, the person, persons, trust or trusts that the Participant has designated in his or her most recent written beneficiary designation filed with the Company in accordance with Section 10.2, to receive the benefits specified under this Plan, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

“Board” shall mean the board of directors of the Company.

“Cause” shall have the meaning set forth in any employment, consulting, or other written agreement between an Employer and the Participant.  If there is no employment, consulting, or other written agreement between an Employer and the Participant, or if such agreement does not define “Cause,” then “Cause” shall mean (i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or an Affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or its representatives, which specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties; (ii) the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or its Affiliates; (iii) conviction of a felony or entry of a guilty or nolo contendere plea by the Participant with respect thereto; (iv) to the extent applicable, a material breach by the

Participant of the restrictive covenants included in the Participant’s employment agreement; or (iv) a willful or reckless violation of a material regulatory requirement, or of any material written policy or procedure of the Participant’s Employer, that is materially and demonstrably injurious to the Company or an Affiliate.  For purposes of this provision, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s act or omission was in the best interests of the Company.  Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

“Change of Control” means (i) a Sale of the Company (as defined in the LLC Agreement on the date hereof) or (ii) any other transaction or series of related transactions that both (A) is a transaction or series of transactions which would result in an “assignment” of investment advisory contracts or investment management contracts of the Company and Nuveen Subsidiaries having occurred under the Investment Company Act or the Investment Advisers Act, and (B) results in any Person and its Affiliates (other than Madison Dearborn) holding Securities with a greater Liquidation Value than Madison Dearborn collectively holds immediately following such transaction or series of related transactions (as all capitalized terms used in this clause (ii) are defined in the LLC Agreement on the date hereof).  For the avoidance of doubt, the definition of Change in Control as used in this Plan may be amended only as provided in Article VIII of this Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Nuveen Investments, Inc., and its successors.

“Good Reason” shall have the specific meaning set forth in any written employment or consulting agreement between an Employer and the Participant.  If the Participant is not a party to a written employment or consulting agreement with an Employer, or if such agreement does not define “Good Reason,” then the concept of “Good Reason” as used in this Plan, and rights or obligations attendant thereto, shall not apply to the Participant.

“Disability” shall have the meaning set forth in any employment, consulting, or other written agreement between an Employer and the Participant.  If there is no employment, consulting, or other written agreement between an Employer and the Participant, or if such agreement does not define “Disability,” then “Disability” shall mean the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively the Participant’s duties and obligations to the Company or any of its Affiliates or, if applicable based on the Participant’s position, to participate effectively and actively in the management of the Company or any of its Affiliates for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve month period, as determined in the reasonable judgment of the Board.  A Disability shall be deemed to have occurred on the date that either the Participant or the Participant’s personal representative or legal guardian, on the one hand, or the Company, on the other hand, provides notice to the other party of the satisfaction of each of the requirements to constitute a Disability set forth above or on such other date as the parties shall mutually agree.

“Effective Date” shall mean June 30, 2009.

“Employee” means a person employed by the Company or an Affiliate in a common law employee-employer relationship.

“Employer” shall mean the Company with respect to its employees and each Affiliate or Nuveen Subsidiary with respect to its employees.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a share of a Fund shall mean (i) with respect to each Fund that is an open-end investment company, such Fund’s net asset value per share, which is determined as of the close of trading (normally 4:00 p.m. New York time) on each day the New York Stock Exchange is open for business and (ii) with respect to each Fund that is a closed-end investment company, the last sales prices on the exchange or market designated by the Fund as the principal exchange for the Fund’s common shares.  Net asset value is calculated for each class of shares of each Fund that is an open-end investment company by taking the value of the class’ total assets, including interest or dividends accrued but not yet collected, less all liabilities, and dividing by the total number of shares outstanding.  The result, rounded to the nearest cent, is the net asset value per share.  All valuations are subject to review by the Funds’ Board of Trustees or its delegate.  “Fair Market Value” of other property shall be determined by the Company.

“Fund” shall mean a registered investment company, as defined in the Investment Company Act, sponsored by the Company or a Nuveen Subsidiary.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

“LLC Agreement” shall mean the Windy City Investments Holdings, LLC Amended and Restated Limited Liability Agreement dated as of November 13, 2007.

“Nuveen Subsidiary” shall mean any corporation, limited liability company, or other entity, of which 50% or more of the normal voting power for the election of directors or other managers is owned, directly or indirectly, by the Company.

“Participant” shall mean an Employee to whom the Company has granted an Award under the Plan.

“Plan” shall mean this Nuveen Investments 2009 Mutual Fund Investment Plan.

“Restricted Unit” shall mean a share in one or more Funds, or the notional value of such a share, as set forth in an Award Agreement, subject to restrictions on transferability, a risk of forfeiture, and certain other terms and conditions under the Plan or specified in an Award Agreement.  The restrictions on and risk of forfeiture of Restricted Units generally will expire on a specified date, upon the occurrence of an event and/or on an accelerated basis under certain circumstances specified in the Plan or an Award Agreement.

“Restriction Period” means the period during which the transfer of Restricted Units is limited in some way, as set forth in an Award Agreement, or the Restricted Units are not vested.

“Service” means the provision of services to the Company or its Affiliates in the capacity of an Employee.

“Termination of Service” shall mean a cessation of the employee-employer relationship between a Participant and an Employer (other than by reason of transfer of the employee to another Employer), or the consummation of a transaction whereby a Participant’s Employer (other than the Company) ceases to be an Affiliate.

ARTICLE II

ESTABLISHMENT, PURPOSE AND DURATION OF THE PLAN

2.1           Purpose.  The purposes of the plan are to enable the Company and certain Affiliates (including a Nuveen Subsidiary) to attract and retain exceptionally qualified Employees upon whom the sustained growth and profitability of the Company and certain Affiliates (including a Nuveen Subsidiary) will depend in large measure, to provide added incentive for such individuals to enhance the value of the Company and its Affiliates.

2.2           Effective Date and Duration of the Plan.  The Plan will commence on the Effective Date, as described in Article I.  The Company may make Awards under the Plan at any time after the Effective Date and before the termination of the Plan.  The Plan will terminate on the date on which the Company terminates the Plan in accordance with Article VIII; provided, however, that upon Plan termination, all Awards outstanding under the Plan will continue to have full force and effect in accordance with the terms of the Award Agreement evidencing such Award.

ARTICLE III

ADMINISTRATION

3.1           In General.  The Company shall administer the Plan.  The Company may: (i) delegate any of its authority with respect to the Plan to any one or more of its officers or employees; and (ii) authorize any one or more of the Company’s officers or employees to execute and deliver documents on behalf of the Company.  No officer or employee of the Company or any other delegatee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder.

3.2           Authority of the Company.  Subject to the express provisions of the Plan, the Company alone (and not any delegatee of the Company) shall have the authority to select individuals for participation in the Plan, determine the types, sizes, terms and provisions of Awards (which need not be identical), modify the terms of any Award, and authorize the exchange or replacement of Awards; provided, however, that no such modification, exchange or substitution shall be to the detriment of a Participant with respect to any Award previously granted without the affected Participant’s written consent.  Subject only to compliance with the express provisions of the Plan, the Company may act in its sole and absolute discretion in performing the duties specifically set forth in the preceding sentence and other duties under the Plan.

The duties of the Company or its delegatee shall also include, but shall not be limited to, making disbursements and settlements of Awards, creating trusts, and determining whether to accelerate the vesting of, or the lapsing of restrictions or risk of forfeiture with respect to Restricted Units.  Subject only to compliance with the express provisions of the Plan, the Company or its delegatee may act in its sole and absolute discretion in performing the duties specifically set forth in the preceding sentence and other duties under the Plan.

3.3           Company’s Decisions Binding.  Subject to Section 3.1 above and the express provisions of the Plan, the Company or its delegatee shall have the authority to construe and interpret the Plan and any Award Agreement, to define the terms used in the Plan and any Award Agreement, to prescribe, amend and rescind rules and regulations relating to administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan.  The determinations of the Company or its delegatee on the foregoing matters shall be conclusive and binding on all parties.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

4.1           Eligibility.  An Employee may be eligible to receive an Award and participate in the Plan upon selection and approval by the Company.

4.2           Participants.  An individual who has received an Award may, if otherwise eligible, be granted additional Awards if the Company shall so determine, but no individual will have the right to receive an Award under the Plan, or, having received any Award, to receive a future Award.  Awards granted under the Plan may be terminated or forfeited upon the occurrence of such events or in such circumstances, including at or following a Participant’s Termination of Service, as specified in the Plan or an Award Agreement.

ARTICLE V

AWARDS UNDER THE PLAN

5.1           In General.  The Company may award Restricted Units in accordance with the provisions of the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan.  Awards granted under the Plan may be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate, or any other right of a Participant to receive payment from the Company or an Affiliate.

After the Company has approved the grant of an Award to a Participant and established the applicable terms and conditions of the Award applicable to such Participant, such Participant shall be given written confirmation of such Award.

ARTICLE VI

RESTRICTED UNITS

6.1           Grant of Restricted Units  Subject to the terms and provisions of the Plan, the Company may, at any time and from time to time, grant Restricted Units to any individual listed in Section 4.1 in the number and form, and subject to such restrictions on transferability and such other restrictions as the Company may determine in its discretion.

6.2           Award Agreement.  Each grant of Restricted Units will be evidenced by an Award Agreement that specifies the Restriction Period, the number of Restricted Units granted, and such other provisions as the Company determines.

6.3           Other Restrictions.  The Company may impose such other conditions or restrictions on any Restricted Units as it deems advisable, including, without limitation, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, individual, or any combination of them), time-based restrictions on vesting, clawback provisions and restrictions under applicable federal or state securities laws.  The Company may provide that restrictions established under this Section 6.3 as to any given Award will lapse all at once or in installments.

6.4           Vesting of Awards.  Except as otherwise provided in this Article VI or in the applicable Award Agreement, shares of the Funds covered by each Restricted Units grant will become freely transferable by the Participant after the last day of the applicable Restriction Period.

6.5           Termination of Service.  Each Award Agreement will set forth the extent to which the Participant has the right to retain unvested Restricted Units after his or her Termination of Service.  These terms will be determined by the Company, in its sole discretion, need not be uniform among all Awards of Restricted Units, and may reflect, among other things, distinctions based on the reasons for termination of Service.

6.6           Voting and Dividend Rights.  During the Restriction Period and through the date such Restricted Units are forfeited pursuant to Section 6.2, 6.3 or 6.5, a Participant shall not have voting rights with respect to Restricted Units, unless otherwise set forth in the applicable Award Agreement.  The dividend rights of a Participant, if any, with respect to Restricted Units shall be as set forth in the applicable Award Agreement.

6.7           Funded Awards.  Notwithstanding the foregoing and as provided in an Award Agreement, an Award may in the Company’s discretion be funded through an irrevocable nonexempt employees’ trust that is intended to be a taxable trust pursuant to Sections 641 et seq. of the Code (and not intended to be a “grantor trust” pursuant to Sections 671 through 679 of the Code) and, to the extent applicable, comply with Revenue Ruling 2007-48

6.8           Unfunded Awards.  In lieu of an Award being made pursuant to Section 6.1 or Section 6.7 above, a notional account may be established pursuant to an Award, as provided in the Award Agreement and subject to the restrictions of the Award, (a) under which an amount equal to the value underlying shares of the Award or some other unit of measurement as specified in the Award Agreement shall be credited and (b) the ongoing value of such account shall be the Fair Market Value of any unvested and unpaid underlying shares.  The account shall be payable in cash or in underlying shares of the Award, as provided in the Award Agreement.

6.9           Code Section 409A.  Notwithstanding anything in the Plan or an Award Agreement to the contrary, all distributions and payments to Participants under the Plan shall be structured so as to comply with Section 409A of the Code and the interpretative guidance thereunder, including the exception for short-term deferrals.

ARTICLE VII

RESTRICTIVE COVENANTS

Notwithstanding any other provision of this Plan to the contrary, if a Participant breaches any non-compete, non-solicitation, non-disclosure or other provisions of an employment, consulting, or other written agreement between an Employer and the Participant, whether during or after Termination of Service, in addition to any other penalties or restrictions that may apply under such agreement, state law, or otherwise, the Participant will forfeit any and all unvested Awards granted to him or her.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN AND AWARDS

Notwithstanding anything herein to the contrary, the Company may, at any time and from time to time, terminate or suspend the Plan or amend or modify any of its provisions and the terms and provisions of any Awards theretofore made to Participants that have not been settled; and provided, further, that, without the consent of an affected Participant, no termination, suspension, amendment, or modification of the Plan or any outstanding Award may impair the rights of such Participant under any Award theretofore granted.

ARTICLE IX

RESTRICTIONS ON TRANSFERABILITY

Except as otherwise provided by the Company, Awards under the Plan are not transferable other than to a Beneficiary designated by the Participant in the event of a Participant’s death, or by will or the laws of descent and distribution.

Except as otherwise provided in a Participant’s Award Agreement, no Restricted Units granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)).  All rights with respect to Restricted Units will be available during the Participant’s lifetime only to the Participant or his or her guardian or legal representative.  The Company may, in its discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Company deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

ARTICLE X

OTHER PROVISIONS

10.1         Awards Subject to Applicable Laws.  The grant of Awards hereunder shall be subject to all applicable rules and regulations of governmental authorities.  Each Award shall be subject to the requirement that, if at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase of shares thereunder, the Company’s obligation to deliver shares shall be conditioned upon such listing, registration, qualification, consent or approval, which shall have been effected or obtained free of any conditions not acceptable to the Company.

10.2         Beneficiary Designation.  Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her Plan benefits.  Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Company, and must be made during the Participant’s lifetime.  If the Participant’s designated beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate or other entity described in the Participant’s Award Agreement.

10.3         Rights of Participants and Beneficiaries.

(a)           Nothing contained in the Plan (or in any documents evidencing an Award) shall confer upon any Participant any right to continue in the Service or employ of his or her Employer or constitute any contract or agreement of employment or Service, or interfere in any way with the right of such Employer to reduce such Participant’s compensation from the rate in effect at the time of an Award or to terminate such Participant’s employment or Service with or without cause, but nothing contained herein or in any document evidencing an Award shall affect any other contractual rights of a Participant.  No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants.

(b)           All settlements of Awards shall be made hereunder only to the Participant or his or her Beneficiary entitled thereto pursuant to the Plan.  Neither the Company nor any Affiliate shall be liable for the debts, contracts, or engagements of any Participant or his or her Beneficiary, and rights relating to Awards under this Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of an Employer; nor shall any Participant or his or her Beneficiary have any right to assign, pledge or hypothecate any benefits or rights hereunder.

10.4         Governing Law.  To the extent not preempted by federal law, this Plan, any Award Agreement, and documents evidencing Awards or rights relating to Awards shall be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles.  If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.5         Withholding.  The Company (or if the Award is funded through a trust pursuant to Section 6.7, a trustee) shall have the right to deduct any sums that federal, state, local or foreign tax laws may require to be withheld with respect to Awards, settlement of Awards, and the payment of dividends and interest with respect to Awards.

Unless the Award Agreement permits the Participant to pay the required withholding amount in cash, upon the vesting of Restricted Units the Company (or, if the Award is funded through a trust pursuant to Section 6.7, a trustee) will withhold the minimum portion of the underlying Restricted Units that have vested necessary to satisfy its tax withholding obligation.  Subject to the rules and regulations of the Company, this authority shall permit (but shall not obligate) the Company or trustee to withhold and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, including tax obligations in excess of mandatory withholding requirements (but not in excess of the maximum marginal tax rate).  The Company may also require, as a condition to issuing or delivering Fund shares or to payment of dividends or interest with respect to Awards, that the Participant pay to the Company or trustee any sums that may be required to satisfy any applicable withholding tax, and unless otherwise determined by the Company, the minimum withholding requirement may be settled with Fund shares, including underlying Restricted Units that are part of the Award, that give rise to the withholding requirement, in accordance with procedures established by the Company.  The Company shall not have an obligation to advise any Participant of the existence of any tax or the amount that the Company or trustee will be required to withhold.

10.6         Awards to Foreign Nationals and Employees Outside the United States.  To the extent the Company deems it necessary, appropriate or desirable to comply with foreign law of practice and to further the purposes of this Plan, the Company may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

10.7         Notice.  Any notice or other communication required or permitted under the Plan must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense.  Notice will be deemed given when delivered personally or, if mailed, three days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent.  Notice to the Company should be sent to Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, IL 60606, Attention: General Counsel.  Notice to the Participant should be sent to the address set forth on the Company’s records.  Either party may change the address to whom the other party must give notice under this Section by giving the other party written notice of such change, in accordance with the procedures described above.

10.8         Indemnification.  Any individual or individuals to whom the Company has delegated authority under Article III of the Plan will be indemnified and held harmless by the Company from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or as a result of any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken, or failure to act, under the Plan.  Each such person will also be indemnified and held harmless by the Company from and against any and all amounts paid by him or her in a settlement approved by the Company, or paid by him or her in satisfaction of any judgment, of or in a claim, action, suit or proceeding against him or her and described in the previous sentence, so long as he or she gives the Company an opportunity, at its own expense, to handle and defend the claim, action, suit or proceeding before he or she undertakes to handle and defend it.  The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which a person who is or has been a member of the Company may be entitled under the Company’s Charter or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.

10.9         Legal Construction.

(a)           Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.

(b)           The granting of Awards and the issuance of Fund shares and/or cash payouts under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.